UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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COMTECH TELECOMMUNICATIONS CORP.

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On December 6, 2021, Comtech Telecommunications Corp. issued a press release, a copy of which can be found below:

Comtech Corrects the Record About Outerbridge’s Latest False Information

Outerbridge continues to mislead and publicize false information rather than offering any path to long-term commercial value creation

Outerbridge’s director nominees are unqualified and we believe their election would destroy shareholder value

Comtech’s presentation correcting Outerbridge’s false and misleading statements, along with supplemental information and other stockholder materials, are available at www.ComtechCreates.com

Comtech reminds stockholders to vote “FOR” Comtech’s highly experienced director nominees on the BLUE proxy card

MELVILLE, N.Y.--(BUSINESS WIRE)--December 6, 2021-- Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or “the Company”), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, today announced that it has filed a presentation containing supplemental investor information with the Securities and Exchange Commission (“SEC”) regarding false, misleading and incorrect statements contained in an Outerbridge Capital Management presentation filed with the SEC on December 1, 2021. This presentation and other stockholder materials and information are available at www.ComtechCreates.com.

Outerbridge is a hedge fund that is in the process of fundraising for a dedicated activist fund, and a significant portion of its holdings consist of very short-term call options. Both of these factors create incentives for it to pursue strategies that are not in the best interests of all Comtech shareholders. Outerbridge’s repeated false and misleading claims constitute misinformation, advance only its own interests, and clearly demonstrate a lack of understanding of Comtech’s business. The Company’s Board believes it is important for shareholders to understand the following:

•	Outerbridge’s candidates are unfit to serve on Comtech’s Board of Directors and their election directly threatens the Company’s ability to do business. Even a cursory background check of its nominees reveals many red flags.

o	Sidney Fuchs’ appointment would damage key Comtech customer relationships and would be value destructive for shareholders. Fuchs’ role as Chairman of Eutelsat America Corp. presents a material conflict of interest. Several of Comtech’s largest customers – who compete directly with Eutelsat America Corp. and its parent company Eutelsat – have already expressed serious concerns about Mr. Fuchs serving on Comtech’s Board. Eutelsat America’s own assessment of the conflict is completely irrelevant and is circular, self-serving misinformation. Mr. Fuchs’ election would raise many questions, including: how can key customers continue to provide Comtech sensitive information regarding their strategic and planned capabilities if a competitor is sitting on the Board? How could he sit on a hypothetical strategic review committee, as proposed by Outerbridge, recognizing his conflict may introduce bias and prevent Comtech’s shareholders from achieving a value-maximizing outcome? Mr. Fuchs has no accounting experience and served as a director of a public company for less than three months and as President and CEO of the same company for only a few days before resigning, with media reporting a conflict over the strategic direction of the company.

o	Wendi Carpenter brings no relevant experience to Comtech’s business – whether industry, technical, financial, accounting, M&A, or for-profit operational. Ms. Carpenter has served on the board of only one public company, SkyWater Technology, for less than one year. SkyWater’s stock has plummeted 36% following disappointing third quarter earnings in which the company reported a net loss and its principal accounting officer resigned without explanation. This turbulence raises governance concerns and underscores the importance of strong accounting skills on any board. Further, material omissions from her resume continue to raise significant questions about Ms. Carpenter’s ability to oversee corporate governance and complex businesses.

•	Strictly speaking, Outerbridge is not on Comtech’s ballot, but its misaligned and short-term interests surely are in the form of its flawed nominees. Although Outerbridge claims its interests are aligned with all shareholders, it has been attempting to raise funds in the wake of its Comtech campaign and has repeatedly traded short-term call options and/or common stock around the issuance of its public letters and Comtech’s earnings. The hedge fund's actions and highly questionable trades make clear its desire is to trade its many short-term options in Comtech’s stock at prices favorable to itself while creating volatility for Comtech’s long-term shareholders. For example, on June 14, 2021, Outerbridge issued its initial press release two business days after purchasing 100,000 options that were set to expire in just eight days. Later, on October 6, 2021, it publicly issued another highly critical letter just days after purchasing 390,000 call options expiring the following month. Is its near-term profit-seeking the real reason why it brazenly publicizes false and misleading statements? This approach may be beneficial for Outerbridge but it is dangerous for Comtech, its business, its customers, and other shareholders.

•	Outerbridge’s repeated false statements about Comtech are a smokescreen for the fact that it regularly obstructed a good faith attempt to evaluate their nominees. Outerbridge’s decisions over many months make us believe that Outerbridge had no desire to achieve a constructive solution with the Company. As admitted to us and a national publication, it was trying to build up its reputation. If it truly wanted a constructive process, it would not have advanced one slate of director candidates; allowed the standard due diligence process to begin; summarily interrupted that process on those candidates by publicly nominating an entirely different set of candidates – and subsequently refused to let Comtech’s Board complete its typical evaluation process. Although Outerbridge claims that Carpenter and Fuchs are independent, in reality, it was able to control them by preventing them from continuing with an interview process. One day our Board was communicating directly with the candidates themselves and then Outerbridge stopped the process. Its actions speak for themselves far more honestly than its words. What was Outerbridge trying to hide and why prevent those candidates from speaking with the very Board members they seek to join?

•	Outerbridge’s own case study and limited experience exposes what happens when Outerbridge becomes involved: misstatements, value destruction, and an inability to develop a long-term plan. Outerbridge continues to tout the success of its investment in Barnes & Noble Education (NYSE: BNED). In reality, BNED stock still trades at levels achieved in fiscal year 2015, the stock is down over 40% over the past five years and the company is struggling mightily with COVID. For example, despite the return of students to school in the fall of 2021, BNED’s stock dropped 21% following its most recent quarter results and 41% since October 2021. Further, Outerbridge has made questionable stock sales, with some occurring just days before BNED missed its earnings. For example, its stock sales in late June 2021 accounted for 18% of trading volume. Additionally, while Outerbridge initially pressed BNED to pursue a sale of the company and expressed confidence that a strategic review would yield an acquirer, the company’s process failed to produce a buyer.

Outerbridge appears to be following a similar playbook at Comtech: short-term trading, a singular short-sighted focus on selling the company, ownership of short-dated options that create a misalignment of incentives with other stockholders, no plan to create value from operations, and an attempt to use its campaign to raise additional funds for itself.

•	Outerbridge has misrepresented Comtech’s Board and management, fully ignoring the notable progress the Company has made over the past eighteen months as part of a clear plan to build commercial value for the long term. Over the last five years, Comtech has delivered five-year total shareholder returns of 126.7% – exceeding the S&P 600 (99.7%), the NASDAQ Telecommunications Index (87.5%), and the appropriate peer set (36.7%).[1] Further, the qualifications of Comtech’s nominees clearly show relevance to, and understanding of, the Company’s business.

o	Judy Chambers has highly valuable experience and expertise in categories relevant to Comtech’s business, including the telecom industry, infrastructure projects, finance, governance, and spearheading ESG initiatives. Even Outerbridge acknowledges that Ms. Chambers’ “background evinces a sharp focus on corporate governance principles.” Outerbridge’s wild claim regarding an alleged connection between Magnetar and Ms. Chambers’ employer, Meketa Investment Group, is blatantly false. Here are the facts: Magnetar is not a client of Meketa; Ms. Chambers has no relationship with Magnetar; and Ms. Chambers has never recommended Magnetar to any of her clients.

o	Larry Waldman has been instrumental in transforming Comtech into an industry leader in NextGen 911 and satellite ground station technologies. Since Mr. Waldman joined the Board in 2015, Comtech’s revenues have grown from $307 million to $582 million. Importantly, Mr. Waldman is the Board’s Audit Committee Financial Expert – a designation that neither Outerbridge nominee could hold in the Board’s assessment. Outerbridge attempts to minimize Mr. Waldman’s professional background by blatantly ignoring his current role as Lead Independent Director and Audit Committee Chair of APYX Medical, which was recently named to Forbes’ 2022 America’s Best Small Companies list. The truth is Mr. Waldman brings significantly more public company board experience than either of the Outerbridge nominees combined.

In addition to just making up statements about its own directors and misleading shareholders as to its true trading activities, Outerbridge has fabricated that Comtech’s incoming CEO is moonlighting as a professional money manager when Comtech’s proxy statements for the past 10 years clearly disclose that our CEO owns a holding company that owns intellectual properties and trademarks (including various websites). What Outerbridge failed to highlight is that Mr. Porcelain himself serves on the Board of Directors of Air Industries Group, a public company and U.S. defense contractor. If Outerbridge really had a plan, it would not have to make up false statements or impose the distraction and the significant costs of a contested proxy contest on Comtech shareholders.

Comtech’s Board and management remain focused on executing the company’s strategic plan – leveraging its leading market positions to win new business, fulfilling its commitments to existing customers around the world, and investing to capitalize on a generational technology renewal cycle across core markets. The Company’s recent $100 million strategic growth investment from White Hat Capital Partners, an existing long-term common stockholder, will accelerate the Board and management’s value creation strategy with the participation of an existing stockholder based on months of constructive engagement, significant due diligence, and investment of its own capital.

With significant momentum and experienced, action-oriented leadership, Comtech is well-positioned to drive continued long-term value creation for all shareholders.

Comtech strongly encourages shareholders to vote the BLUE proxy card today FOR Comtech’s two experienced, highly qualified director nominees, Judy Chambers and Larry Waldman. Please do not return or otherwise vote using any White proxy card you may receive from Outerbridge.

YOUR VOTE IS VERY IMPORTANT!

To ensure your shares are represented, please follow the easy instructions on the BLUE proxy card to vote by telephone, by internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email. Please simply disregard any White proxy card you may receive from Outerbridge.

If you have any questions or require any assistance with voting your shares, please call Comtech’s proxy solicitor, Innisfree M&A Incorporated:

Toll-Free: (877) 750-8198 (from the U.S. and Canada)

Or +1 (412) 232-3651 (from other locations)

Comtech’s definitive proxy materials and other materials regarding the Board’s recommendation for the Fiscal 2021 Annual Meeting of Stockholders can be found at www.comtechcreates.com.

1 Source: Bloomberg market data as of October 29, 2021. Peers selected are global communications solutions and services providers with both commercial and government customers; limited to entities with market capitalization under $10 billion. Selected peers consist of Elbit, Gilat, KVH Industries, ST Engineering, and Viasat. Total stockholder returns assume dividends are reinvested at the risk free rate.

View source version on businesswire.com: https://www.businesswire.com/news/home/20211206005305/en/

Media Contact

Kekst CNC

Nicholas.Capuano@kekstcnc.com

(212) 521-4800

Investor Contact

Comtech Investor Relations

Investors@comtech.com

(631) 962-7005

Source: Comtech Telecommunications Corp.

On December 4, 2021, Comtech Telecommunications Corp. issued a supplemental investor presentation referred to in the above press release, a copy of which can be found below:

12/6/2021 12:41:13 PM 2 The Path Forward I. Correcting the Record...Again II. Key Facts to Consider Regarding Outerbridge’s Campaign III. Vote Comtech BLUE

Cautionary Statement Regarding Forward - Looking Statements Certain information in this presentation contains forward - looking statements, including, but not limited to, information relating to Comtech’s future performance and financial condition, plans and objectives of Comtech’s management and Comtech's assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management to be materially different from the results, performance or other expectations implied by these forward - looking statements . Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward - looking statements, which generally are not historical in nature . Forward - looking statements could be affected by factors including, without limitation : the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods ; the risk that acquired businesses will not be integrated with Comtech successfully ; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel ; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins ; the nature and timing of receipt of, and Comtech’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results ; the timing and funding of government contracts ; adjustments to gross profits on long - term contracts ; risks associated with international sales ; rapid technological change ; evolving industry standards ; new product announcements and enhancements ; changing customer demands and or procurement strategies ; changes in prevailing economic and political conditions ; changes in the price of oil in global markets ; changes in foreign currency exchange rates ; risks associated with legal proceedings, customer claims for indemnification and other similar matters ; risks associated with Comtech's obligations under its Credit Facility ; risks associated with large contracts ; risks associated with the COVID - 19 pandemic and related supply chain disruptions ; and other factors described in this and Comtech's other filings with the SEC . Comtech does not undertake any duty to update any forward - looking statements contained herein . 3

Use of Non - GAAP Financial Measures In order to provide investors with additional information regarding the Company’s financial results, this presentation contains "Non - GAAP financial measures" under the rules of the SEC . The Company’s Adjusted EBITDA is a Non - GAAP measure that represents earnings (loss) before income taxes, interest (income) and other, write - off of deferred financing costs, interest expense, amortization of stock - based compensation, amortization of intangible assets, depreciation expense, estimated contract settlement costs, settlement of intellectual property litigation, acquisition plan expenses, restructuring costs, COVID - 19 related costs, strategic emerging technology costs (for next - generation satellite technology), facility exit costs, strategic alternatives analysis expenses, proxy solicitation costs and other expenses . The Company’s definition of Adjusted EBITDA may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies . Adjusted EBITDA is also a measure frequently requested by the Company’s investors and analysts . The Company believes that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing the Company’s performance and comparability of its results with other companies . The Company’s Non - GAAP financial measures for consolidated operating income, net income and net income per diluted share reflect the GAAP measures as reported, adjusted for certain items as described on pages 65 - 67 of our Fiscal 2021 Annual Report on Form 10 - K, filed with the SEC on October 4 , 2021 (the “Annual Report”) . These Non - GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct the Company’s business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP . These measures should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non - recurring . Non - GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP . Investors are advised to carefully review the GAAP financial results that are disclosed in the Company’s SEC filings . The Company has not quantitatively reconciled its fiscal 2022 Adjusted EBITDA target to the most directly comparable GAAP measure because items such as stock - based compensation, adjustments to the provision for income taxes, amortization of intangibles, interest expense and estimated proxy solicitation related costs , which are specific items that impact these measures, have not yet occurred, are out of the Company's control, or cannot be predicted . For example, quantification of stock - based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable . Accordingly, reconciliations to the Non - GAAP forward looking metrics are not available without unreasonable effort and such unavailable reconciling items could significantly impact the Company's financial results . 4

12/6/2021 12:41:14 PM 5 Correcting the Record...Again

6 Outerbridge Once Again Makes False and Misleading Statements in Its Presentation Filed on December 1, 2021 Outerbridge requested to engage with both Larry Waldman and Judy Chambers, specifically stating that it would “greatly like to begin a direct dialogue” with Judy All members of the Board would have interviewed Outerbridge’s nominees had Outerbridge not terminated the vetting process Larry Waldman never had the opportunity to interview Wendi Carpenter or Sidney Fuchs Comtech’s nominees are well - equipped to oversee the strategic direction of the Company Judy Chambers brings to our Board expertise in dealing with regulatory and public authorities in infrastructure projects that would be relevant for 911 related developments Larry Waldman brings to our Board extensive experience as a lead independent director and board member of public companies and significant experience leading public accounting firms and as a valued business advisor to both technology and defense companies Wendi Carpenter offers no industry, technical, accounting, finance, or M&A expertise Sidney Fuchs’ role as Chairman of Eutelsat America Corp. presents a material conflict of interest that is materially detrimental to Comtech regardless of how it impacts Eutelsat, an issue which has been raised by Comtech customers Our transformative strategy has grown revenues from $307 million in FY 2015 to $582 million in FY 2021, and our 5 - year total stockholder return (TSR) is 127%, outperforming key indices and peers 1 In FY 2021, we secured >$200 million of next - generation 911 contract wins as well as a strategic, multi - year contract award potentially worth hundreds of millions of dollars Our thoughtful corporate governance enhancements include the appointment of two new female directors and the completion of a comprehensive leadership transition plan The recent infusion of $100 million in new, strategic capital will support a host of growth opportunities Comtech remains squarely focused on enhancing stockholder value Outerbridge blindsided the Company by publicly nominating a slate of candidates different than the one it suggested to the Board privately. If Outerbridge were sincerely trying to reach an amicable resolution, it could have provided the names of these new candidates to the Board earlier and without the issuance of a public press release Outerbridge prohibited the Board from conducting further interviews with its second set of candidates , derailing any comprehensive vetting Outerbridge falsely claims our nominees are conflicted and should not have evaluated their candidates Outerbridge’s nominees have too many red flags in their professional background to ignore Outerbridge refuses to take responsibility for disrupting our evaluation of its nominees Source: Market data as of 29 - Oct - 2021, Bloomberg 1 TSR assumes dividends are reinvested at the risk free rate. Over the same period, TSR of the S&P 600 is 100%, of the Nasdaq Telecom Index is 88%, and of Selected Peers ( Elbit , Gilat , KVH Industries, ST Engineering, and Viasat ) is 37% on average.

$15 $20 $25 $30 $35 Apr-2021 Jun-2021 Aug-2021 Oct-2021 Nov-2021 7 Wendi Carpenter is Unqualified and Her Professional Background Raises Red Flags No audit, accounting, or finance experience – shortfalls which could damage our Board’s ability to oversee Comtech’s global accounting and complex information systems No M&A experience No operational, for - profit experience Ms. Carpenter stated in an initial conversation with directors that she did not possess technical experience Omission of key experiences from her resume , including chairing the board of a now - defunct credit card processing company While serving in a key board leadership position at SkyWater Technology, the company’s stock fell 45% 1 following preliminary Q2 2021 results and 36% 2 following Q3 2021 earnings after the company guided to or reported negative adjusted EBITDA and a net loss — SkyWater’s principal accounting officer’s resignation in October 2021 in the midst of this turbulence raises governance concerns and underscores the importance of strong accounting skills on any board These facts are particularly concerning to us and several questions remain unanswered, especially in light of Outerbridge’s refusual of further interviews with Ms. Carpenter and Mr. Fuchs Source: Public sources , Capital IQ as of 02 - Dec - 2021 1 Change in share price from 26 - Jul - 2021 to 27 - Jul - 2021. 2 Change in share price from 02 - Nov - 2021 to 03 - Nov - 2021 . SkyWater Technology Stock Price Since IPO 2 - Nov - 2021: SkyWater reports disappointing Q3 2021 results; stock drops ~36% 26 - Jul - 2021: SkyWater reports disappointing prelim Q2 2021 results; stock drops ~45% 8 - Oct - 2021: SkyWater announces resignation of principal acctg . officer

Sidney Fuchs is **Unqualified and Materially Conflicted**


911

- Mr. Fuchs' role as **Chairman of the Board of Eutelsat America Corp.** presents a **material conflict of interest**
  - Whether there is a conflict from Eutelsat America Corp.'s perspective is irrelevant
  - The fact of the matter is that Eutelsat America Corp. **competes with several, large customers of Comtech** as disclosed in Eutelsat's 2020-2021 Universal Registration Document
  - **These customers have expressed to us** that Mr. Fuchs' election would prove problematic given they regularly provide to Comtech highly-sensitive information regarding their strategic and planned capabilities
- We reiterate that Mr. Fuchs' appointment to our Board would be **value destructive** given the damage it would cause to key customer relationships
- **No audit, accounting, or finance experience** – shortfalls which could damage our Board's ability to oversee Comtech's global accounting and complex information systems
- Misleading public board and executive experience
  - Outerbridge states that Mr. Fuchs served as President, CEO, and a director of ATS Corp. from 2010 to 2011. In reality, he served as **director for 2.5 months** and **President and CEO for a few days** before resigning from ATS Corp. and its board in early January 2011

    > ➢ President, CEO, and a director of ATS Corporation (formerly NYSE AMEX: ATSC) (2010 to 2011) ✗

  - Outerbridge **states that Mr. Fuchs sits on the board of Eutelsat. He does not** – he serves as Chair of Eutelsat America Corp., a subsidiary of Eutelsat, which derives over 80% of its revenues from outside the Americas[1]
    - We find such a blatant misrepresentation of Mr. Fuchs' professional background highly problematic

CLAIM

Current Public Boards/ Market Cap	eutelsat /$2.5B ✗

REALITY eutelsat AMERICA CORP



[1] For FY 2021 per Eutelsat's Consolidated Financial Statements as of 30-Jun-2021.

COMTECH

8

9 Outerbridge’s Case Study on Barnes & Noble Education Is Devoid of a Long - Range Plan and Missing Critical Facts Although a rising tide can lift all boats, the lack of a value - enhancing plan is exposed during market volatility Outerbridge has continued to tout its investment at Barnes & Noble Education (BNED) as a success story indicative of its ability to make constructive change at its investments, but has failed to disclose several key facts BNED’s stock — Dropped 17% 1 on the back of disappointing FY 2021 results in June 2021 — Dropped 21% 2 on the back of disappointing Q2 FY 2022 results in November 2021 — Is down 41% 3 since recent highs in October 2021 The 380% share price increase Outerbridge cites is relative to BNED’s share price in July 2020, near the trough of the pandemic BNED’s stock still trades below levels achieved in 2015 following its spin - off from Barnes & Noble, Inc. As was the case at Comtech , Outerbridge opportunistically timed its investment in and public campaign at BNED , accumulating the vast majority of its position reported in its 11 - Oct - 2019 13D between July and October 2019, when BNED’s shares were trading at pre - COVID lows As was also the case at Comtech , Outerbridge pressed BNED to pursue a sale , even stating it was confident that the strategic review process would yield an acquirer 4 As was also the case at Comtech , around the time of BNED’s FY 2021 earnings, Outerbridge sold BNED shares accounting for 18% of volume traded 5 over the same period This troubling set of facts reinforces our belief that Outerbridge is an investor looking for quick profits and lacks a real, value - enhancing plan Barnes & Noble Education Stock Price (Last 6 Mos.) $6 $8 $10 $12 Jun-2021 Jul-2021 Sep-2021 Nov-2021 30 - Nov - 2021: BNED reports disappointing Q2 2022 results; stock drops ~21% in one day 29 - Jun - 2021: BNED reports disappointing FY 2021 results; stock drops ~17% in one day BNED stock down 40%+ since recent highs in Oct - 2021 Source: Public sources , Capital IQ as of 02 - Dec - 2021 1 Change in share price from 29 - Jun - 2021 to 30 - Jun - 2021 . 2 Change in share price from 29 - Nov - 2021 to 30 - Nov - 2021. 3 Change in share price from 08 - Oct - 2021 to 02 - Dec - 2021. 4 See Item 4 of Outerbridge’s 13D filed for BNED on 06 - Feb - 2020. 5 Between 23 - Jun - 2021 and 25 - Jun - 2021, Outerbridge sold 1.1m shares against total volume of 6.5m shares.

10 Outerbridge Has Completely Misrepresented Comtech’s Board and Management Outerbridge’s False/Misleading Claims The Reality Judy Chambers has no industry or corporate governance experience Judy has expertise in dealing with regulatory and public authorities in infrastructure projects that would be relevant for 911 development At Meketa , Judy focuses on the private equity and infrastructure asset classes and evaluates managers that invest in technology and telecommunications among other sectors Additionally, Judy has assisted institutional investors with the development of corporate governance programs As a member of the Board of Meketa , Judy is responsible for informing and implementing the values and policies that manage the firm and making decisions with regard to the firm’s strategy, operations, performance, and personnel Further, Judy is actively involved in spearheading ESG and diversity efforts at Meketa , co - chairing its Emerging & Diverse Manager Committee and serving on its Diversity Leadership Committee Even Outerbridge acknowledges that Judy’s “background evinces a sharp focus on corporate governance principles” Judy Chambers has a prior relationship with Magnetar , which is a beneficiary of investment advice provided by Judy’s employer, Meketa Investment Group White Hat had a pre - existing relationship with Magnetar and raised the possibility of Magnetar participating in an investment in Comtech on July 13, 2021, prior to Judy joining the Board Judy’s employer, Meketa Investment Group, has over $1.6 trillion in assets under advisement and 46 different investment consultants who make recommendations regarding thousands of private equity firms and hedge funds Magnetar is not a client of Meketa , Judy has no relationship with Magnetar , and she has never recommended Magnetar to any of her clients

11 Outerbridge Has Completely Misrepresented Comtech’s Board and Management (Cont’d) Outerbridge’s False/Misleading Claims The Reality Larry Waldman is responsible for prolonged shareholder value destruction Larry joined the Board in August 2015, shortly after the Company had conducted a comprehensive review of strategic alternatives and determined that it needed to reposition the business through the acquisitions of complementary technologies and capabilities Over the last 6 years, Larry has been instrumental helping transform Comtech into an industry leader in NG - 911 and satellite ground station , both of which are fast - growing markets Since Larry’s appointment, Comtech’s revenues have grown from $307 million in FY 2015 to $582 million in FY 2021 Larry Waldman’s public company experience is limited to CVD Equipment Corporation Outerbridge omits from page 34 of its November 22 nd presentation and page 11 of its December 1 st presentation Larry’s service as Lead Independent Director and Audit Committee Chair of APYX Medical (>$550 million market cap), which recently ranked #90 on Forbes’ 2022 America’s Best Small Companies list Suggested that Comtech changed Larry Waldman’s principal occupation to “technology” in light of the proxy contest The update to Larry’s principal occupation was related to his election as Non - Executive Chairman of the Board of CVD Equipment Corp. in January 2021 — CVD is a technology company that designs, develops, and manufactures process equipment solutions for R&D and productions applications globally Larry remains at First Long Island Investors as an advisor, but CVD is his current occupational priority Comtech failed to disclose Mike Porcelain’s investment advisory business, which has missed regulatory filings and tax deadlines This information has been included in Mike’s biography in each proxy statement over the last 10 years The business has no revenue generating activities and its website is non - operational, nullifying Outerbridge’s false claim that Mike Porcelain “moonlights” as an investment advisor Late fees shown by Outerbridge related to a $9 payment due for a misfiled 2012 form (since paid) The state of Delaware’s website featured a clerical error by the registered agent, which has now been corrected A 10 - year performance period is an appropriate period to measure the performance of the current Board This 10 year TSR calculation measurement period starts immediately before the Company lost a major defense contract nearly 10 years ago, which necessitated a multi - year transformation and drove down stockholder returns early in the last decade Comtech’s slate of directors includes 2 independent directors who were appointed at the end of that transformation 5 and 6 years ago, with the remainder appointed in the past 2 years These are brazen lies by Outerbridge . Is this the “change ” that Outerbridge will bring to Comtech ?

12 Significant experience providing financial and business advisory services to technology companies , serving on public company boards, and leading public accounting firms Under Larry’s stewardship, Comtech has grown revenues from $307 million in FY 2015 to $582 million in FY 2021 Importantly, Larry is the Board’s Audit Committee Financial Expert, a designation that neither Outerbridge nominee could hold in the Board’s assessment 35 + years of experience in accounting, auditing, and internal controls, including as an audit partner at KPMG LLP Serves as non - executive Chairman of the Board and Chairman of the Audit Committee of CVD Equipment Corporation Serves as Lead Independent Director and Audit Committee Chair of APYX Medical (>$550 million market cap), which ranked #90 on Forbes’ 2022 America’s Best Small Companies list Extensive experience stewarding multi - billion - dollar organizations, including as: — Supervisory Committee Chair of Bethpage Federal Credit Union — Previously, Audit Committee Chair of the Board of Trustees for State University of New York, the largest state system of universities and colleges in the U.S. — Previously, the Board Chair and Audit Committee Chair of the Long Island Power Authority, the 26 th largest utility in the U.S. Extensive experience in corporate finance and in the investment advisory services industry, including: — Dealing with regulatory authorities in infrastructure projects that would be relevant for 911 - related developments — Structuring investments — Spearheading corporate governance, diversity, and ESG efforts Managing Principal and member of the Board of Meketa Investment Group, which has over $ 1.6 trillion in assets under advisement, where she: — Covers private equity and infrastructure asset classes — Evaluates investment managers in technology, telecommunications, and infrastructure services Transaction experience spanning various industries, including industrial and consumer services, during her time at Caswell Capital Partners and Lehman Brothers Since joining the Board in August 2021 as Chair of the Nominating and Governance Committee, has helped oversee: — The Board’s plan of declassification — The completion of the Company’s leadership transition plan — The appointment of two additional directors with significant industry experience Judy Chambers Larry Waldman Larry Waldman Joined Aug - 2015 Lead Independent Dir. Audit Comm. Chair Judy Chambers Joined Aug - 2021 Nominating & Governance Comm. Chair The Qualifications of Comtech’s Nominees Far Outshine Those of Outerbridge’s Nominees

12/6/2021 12:41:15 PM 13 Key Facts to Consider Regarding Outerbridge’s Campaign

Outerbridge's Interests Are Not Aligned with Those of Other Stockholders

Since the onset of its campaign, Outerbridge's option positions and significant trading have permitted it to profit from merger speculation and other price movements

- Outerbridge's claim of 4.9% beneficial ownership masks an actual ownership and trading history that suggests its interests are misaligned with those of other stockholders
- Outerbridge's beneficial ownership of slightly below 5% avoids the increased disclosure requirements of a Schedule 13D
- Outerbridge's outright common stock ownership is only ~3.0%
- The rest of its "ownership" is in the form of short-dated, high strike options that create substantially different incentives for Outerbridge versus other stockholders
  - These options have expiration months of November, 2021 and January, 2022, and **strike prices ranging from $25 to $35**
  - The weighted average strike price of these options is **$30.83** and average time to expiration is **~22 days**
- Outerbridge also has a history of selling Comtech shares post-earnings
  - The day following Q2 and Q3 2021 earnings, Outerbridge's net selling of Comtech shares amounted to ~9% of daily volume

~40% of Outerbridge's Current "Ownership" in Short-Dated Options


Short-Dated Options
1.9%
Common Stock
3.0%

Outerbridge Ownership

- June 14: Outerbridge issues initial press release two business days after it **purchases 100,000 options expiring in 8 days**
- Oct. 6: Outerbridge publicly issues a fight letter days after it purchases **390,000 Nov. options with $25 and $30 strike prices**[1]
- Nov. 1: The value of Outerbridge's option position increased by 67% after Acacia proposal was leaked to Reuters



Note: Represents Outerbridge's position as of 13-Nov-2021, the date it filed its definitive proxy statement. Outerbridge has not disclosed the composition of its current position, which is different than what is shown here due to the expiration of November options on 390,000 shares (~1.5% OS). Outerbridge's beneficial ownership assumes: 799,030 common shares, 515,000 shares underlying options, and shares outstanding of 26,346,924 as of the record date plus 515,000 shares underlying options. [1] Includes 350,000 options rolled from Oct. to Nov. expiration.

14

COMTECH

Outerbridge's Behavior Has Been Erratic and Its Candidates' Backgrounds Are Full of Red Flags

Prior to June 2021	× No engagement with the Company × Minimal stock ownership
June 2021	× Outerbridge made no earnest attempt to engage with the Company prior to publishing its first public letter
August 2021	× Outerbridge then recommended two candidates for our consideration
September 2021	× While the Board was reviewing these two candidates, Outerbridge abruptly changed course by publicly nominating three different candidates × Outerbridge also shared these nominations with Judy Chambers directly, though now claims she is conflicted × Despite this unexpected change in slate, the Board began its review of Outerbridge's new candidates
October 2021	× Outerbridge prevented the Board from following its customary practices by rejecting the Board's attempts to finalize an initial round of interviews with its second set of candidates × **A thorough review reveals significant red flags with both candidates**

Despite Comtech's numerous attempts to engage constructively, Outerbridge has obstructed any attempts at a reasonable settlement

15

Outerbridge Has a Long History of False and Misleading Claims



911

	Outerbridge's False/Misleading Claims	The Reality
Share Price Performance	■ *"[S]hares are little changed from levels first reached nearly 20 years ago in late 2003"* ■ *"Since concluding a previous review of strategic alternatives in 2014, Comtech's share price has declined by 43%"*	■ Immediately prior to COVID and our announced acquisition of Gilat, our share price was ~$37, near 10-year highs — At that point, CMTL shares were up 242% and 49% compared to the S&P 600 at 21% and 10% over the past 3 years and 1 year, respectively ■ Since the COVID selloff and Gilat termination, our share price has rebounded significantly compared to that of peers[1] ■ In 2014, the Board did in fact conduct a comprehensive review of strategic alternatives, demonstrating its commitment to exploring all ways to drive stockholder value, including a sale ■ The Board ultimately concluded that the best path for the Company was to reposition the business through the acquisition of complementary technologies and capabilities – a strategy that has subsequently resulted in continued growth and profitability
Operating Performance	■ *"Comtech's adjusted EBITDA has declined organically over a 10-year timeframe"* ■ *"long history of failed M&A"*	■ Our 2017A – 2019A EBITDA CAGR of 15.0% is higher than the peer[1] median of 7.5% — The median consensus estimate for our CY 2021E margin of 11.1% is in line with the peer[1] median of 11.2% ■ Adjusted EBITDA decline since FY 2010 primarily driven by loss of BFT business — However, EBITDA has increased 59% since 2016 through both topline growth and margin expansion ■ Outerbridge Capital applauded the resiliency of the business during COVID ■ While Outerbridge has consistenly accused the Company of a failed acquisition strategy, they've also stated that the NG911 business that we acquired in 2016 through TCS is our "Crown Jewel" ■ Comtech has over $1.1 billion of backlog and contracts in place, positioning the business for strong profitable growth in the future



Source: Company filings and Bloomberg as of 29-Oct-2021

[1] Selected Peers include Elbit, Gilat, KVH Industries, ST Engineering, and Viasat.

16

Outerbridge Has a Long History of False and Misleading Claims (Cont'd)


911

	Outerbridge's False/Misleading Claims	The Reality
Board and Management	■ *"Board's lack of independence and relevant industry expertise"* ■ *"Board did not convey an appropriate succession plan"* ■ *"[S]hareholders should now question the Board's conduct as fiduciaries in having chosen to name Mr. Porcelain"*	■ Comtech has diversified the Board, appointing two new outside directors since 2020: Lisa Lesavoy and Judy Chambers ■ Significant industry experience among directors — Yacov Shamash has an extensive background in the development of emerging wireless and information technologies and has served on numerous public and private technology company boards — Fred Kornberg and Mike Porcelain bring decades of insight as leaders of Comtech — Mark Quinlan has 20+ years of technology sector experience — Larry Waldman has served as an audit partner and advisor a number of public and privately held technology and defense companies in his 35-plus year career at KPMG LLP ■ Our CEO transition has been part of a long-term succession plan — The promotion of Mike Porcelain to COO in 2018 and to President in 2020 — Mike Porcelain brings significant operational and industry experience, having served in senior leadership roles at Comtech since 2002
Recent Strategic Investment	■ *"The 6.5% coupon attached is excessive"* ■ *"[Comtech] should also have explored a whole or partial sale of the Company to unlock unrealized value"* ■ *"[P]roceeds for the $100 million of initial capital raised are vague"*	■ The agreement with White Hat and Magnetar contemplates significant upside potential for the stock ■ Outerbridge misstated Comtech's ability to rely on its $300 million revolving loan facility and available borrowing capacity under the credit facility (based on published FY 2022 guidance, Comtech *would not* have been eligible to request significant, additional funds) ■ The proceeds will be used for a range of initiatives to accelerate growth and profitability including infrastructure, M&A, and optimizing capital allocation ■ The agreement with White Hat and Magnetar does not contain any voting agreement in place for the 2021 Annual Meeting



17

COMTECH

12/6/2021 12:41:15 PM 18 Vote Comtech BLUE

Ensure Board and Management Are Qualified to Oversee Comtech’s Strategic Direction Utilize Recent Strategic Investment to Accelerate Enhanced Growth and Profitability Prospects Continue to Engage in Constructive Conversations with All Stockholders Continue to Explore All Paths to Driving Stockholder Value Vote Comtech BLUE Vote the BLUE Card x 1) Elect Comtech’s Nominees x 2) Approve Compensation of Named Executive Officers x 3) Ratify Appointment of our Accounting Firm x 4a) Approve Our Plan to Declassify the Board x 4b) Eliminate Supermajority Voting Requirement 19

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

Forward-Looking Statements

Certain information above contains statements that are forward-looking in nature and involve certain significant risks and uncertainties, including about our business trajectory, future revenue and sales, acquisition strategy, management and governance changes, and growth. Actual results could differ materially from such forward-looking information. Risks and uncertainties that could impact these forward-looking statements include: the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated with the Company successfully; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that the Company will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of receipt of, and the Company's performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with the Company's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with the Company’s obligations under its Credit Facility; risks associated with the Company's large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and the Company's other filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Additional Information and Where to Find It

Comtech has filed with the Securities and Exchange Commission (“SEC”) and mailed to the Company’s stockholders a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents in connection with the Company’s Fiscal 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE COMPANY’S 2021 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S 2021 ANNUAL MEETING AND THE PARTIES RELATED THERETO. The Company’s stockholders may obtain a free copy of documents filed with the SEC at the SEC’s website at https://www.sec.gov or the Company’s website at www.comtechcreates.com.

Participants in the Solicitation

The Company, its directors, and certain of its executive officers are, and certain other members of management and employees of the Company may be deemed, “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, in the Company of the persons who are or may be, under the rules of the SEC, considered participants in the solicitation of the stockholders of the Company in connection with the Company’s 2021 Annual Meeting are set forth in the Company’s definitive proxy statement filed in connection with the Company’s 2021 Annual Meeting and other relevant documents filed with the SEC. You can also find information about the Company’s executive officers and directors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, the Company’s and such persons’ other filings with the SEC.